Exhibit 99.3

DIGI INTERNATIONAL INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Digi International Inc. (“we”, “us”, “our”, “Digi” or “the Company”) completed the acquisition of Opengear, Inc. (“Opengear”) on December 13, 2019. The terms of the acquisition included an upfront cash payment as well as contingent consideration comprised of future earn-out payments. We funded the closing of the acquisition with cash of $148.1 million comprised of cash on hand and proceeds from our credit facility. Founded in 2004, Opengear delivers critical IT infrastructure, including failover-to-cellular and out-of-band management solutions, to a broad range of Fortune 100 and other customers. Its provisioning, orchestration and remote management of network devices, through innovative software and appliances, enables technical staff to manage their data centers and remote network locations.

The following unaudited pro forma condensed combined financial statements are based on our historical consolidated financial statements and Opengear’s respective historical consolidated financial statements, adjusted to give effect to our acquisition of Opengear and the related financing of the acquisition. The unaudited pro forma condensed combined statements of operations for the twelve months ended September 30, 2019 give effect to the acquisition as if it had occurred on October 1, 2018, the beginning of our fiscal year 2019. The unaudited pro forma condensed combined balance sheet as of September 30, 2019, gives effect to the Opengear transaction as if it had occurred on September 30, 2019.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read together with our historical consolidated financial statements, which are included in our latest annual report on Form 10-K and quarterly report on Form 10-Q, and the historical financial information of Opengear included in the current report on Form 8-K, as amended, to which this is an exhibit.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2019

(in thousands)

	Digi International Inc. Historical	Opengear Historical	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$92,792	$9,571	$(42,385)	(e)	$59,978
Accounts receivable, net	56,417	7,758	—		64,175
Inventories	39,764	4,932	—		44,696
Other current assets	3,574	2,196	(101)	(g)(j)	5,669
Total current assets	192,547	24,457	(42,486)		174,518
Property, equipment and improvements, net	13,857	181	—		14,038
Intangible assets, net	30,667	—	102,700	(a)	133,367
Goodwill	153,422	—	60,436	(h)	213,858
Deferred tax assets	7,330	74	—		7,404
Other non-current assets	875	381	—		1,256
Total assets	$398,698	$25,093	$120,650		$544,441
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,183	$2,364	$—		$23,547
Accrued compensation	8,733	2,456	—		11,189
Unearned revenue	5,025	—	—		5,025
Contingent consideration on acquired businesses	5,407	—	9,100	(i)	14,507
Current portion of long-term debt	—	—	1,986	(c)	1,986
Other current liabilities	4,110	645	(269)	(g)(j)	4,486
Total current liabilities	44,458	5,465	10,817		60,740
Income taxes payable	1,192	—	—		1,192
Deferred tax liabilities	261	8	24,803	(j)	25,072
Other non-current liabilities	3,809	963	—		4,772
Long-term debt	—	—	105,592	(c)	105,592
Total liabilities	49,720	6,436	141,212		197,368
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	346	1	(1)	(f)	346
Additional paid-in capital	266,567	2,734	(2,734)	(f)	266,567
Retained earnings	161,919	15,462	(17,367)	(f)	160,014
Accumulated other comprehensive loss	(25,515)	460	(460)		(25,515)
Treasury stock	(54,339)	—	—		(54,339)
Total stockholders’ equity	348,978	18,657	(20,562)		347,073
Total liabilities and stockholders’ equity	$398,698	$25,093	$120,650		$544,441

See accompanying notes to the pro forma financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED SEPTEMBER 30, 2019

(in thousands, except per share data)

	Digi International Inc. Historical	Opengear Historical	Pro Forma Adjustments		Pro Forma Combined
Revenue	$254,203	$54,745	$—		$308,948
Cost of sales	135,168	14,841	1,522	(a)	151,531
Gross profit	119,035	39,904	(1,522)		157,417
Operating expenses:
Sales and marketing	45,801	—	—		45,801
Research and development	37,564	—	—		37,564
General and administrative	25,685	23,579	6,253	(a)	55,173
			(344)	(b)
Restructuring reversal	(87)	—	—		(87)
Total operating expenses	108,963	23,579	5,909		138,451
Operating income	10,072	16,325	(7,431)		18,966
Other income (loss), net:
Interest income	733	—	(465)	(k)	268
Interest expense	(102)	—	(7,177)	(c)	(7,279)
Other income, net	442	3			445
Total other income (loss), net	1,073	3	(7,642)		(6,566)
Income before income taxes	11,145	16,328	(15,073)		12,400
Income tax provision	1,187	3,781	(3,494)	(d)	1,474
Net income	$9,958	$12,547	$(11,579)		$10,926

Net income per common share:
Basic	$0.36				$0.39
Diluted	$0.35				$0.38
Weighted average common shares:
Basic	27,905				27,905
Diluted	28,554				28,554

See accompanying notes to the pro forma financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Unaudited)

Note 1: Basis of Presentation

Our historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) expected to have a continuing impact on the combined results following the business combination.

The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, we have allocated the total purchase price to Opengear’s tangible and intangible assets acquired and liabilities assumed, based on their fair values at the date of the acquisition, and conformed the accounting policies of Opengear to our own accounting policies.

Our fiscal year end is September 30. Opengear’s historical year-end was December 31. The balance sheet for Opengear included in the unaudited pro forma condensed combined balance sheet is as of September 30, 2019, and the results of operations for Opengear included in the unaudited pro forma condensed combined statement of operations are for the 12 months ended September 30, 2019.

The pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined statements of operations do not reflect the costs of any integration activities or benefits that may result from realization of potential future synergies that may result from the acquisition.

Note 2: Preliminary Purchase Price Allocation

We have performed a preliminary allocation of the purchase price for Opengear to the acquired assets and assumed liabilities, as shown in the following table as of the acquisition date (in thousands):

Cash	$148,058
Contingent consideration	9,100
Total	$157,158

Fair value of net tangible assets acquired	$19,032
Identifiable intangible assets:
Customer relationships	81,000
Purchased and core technology	13,700
Trademarks	8,000
Deferred tax liability on identifiable intangible assets	(25,053)
Goodwill	60,479
Total	$157,158

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined financial information. The preliminary purchase price may change based on the final working capital valuations and necessary calculations. Thus, the preliminary measures of fair value reflected are subject to changes and such changes could be significant to the unaudited pro forma condensed combined financial information. The final allocation may include (1) changes in allocations to intangible assets and (2) changes to income tax related accounts, as well as changes to other assets and liabilities, which may impact pro forma adjustments to the unaudited pro forma condensed combined financial information.

Note 3: Pro Forma Adjustments

(a)	As part of the preliminary valuation analysis, we identified intangible assets, including customer relationships, purchased and core technology, and trade names. The following table summarizes the preliminary estimated fair values of Opengear’s identifiable intangible assets and their estimated useful lives and estimated pro forma amortization expense using a straight-line method (in thousands):

		Life in	Yearly
	Amount	Years	Amortization
Purchased and core technology	$13,700	9	$1,522

Tradename	$8,000	12	667
Customer relationships	$81,000	14.5	5,586
Total tradename and customer relationships			6,253

Total amortization			$7,775

These preliminary estimates of fair value and estimated useful lives may differ from final amounts which we will calculate after completing a detailed valuation analysis, and the difference could have a significant impact on the accompanying unaudited pro forma condensed combined financial statements. These amounts also may not be useful in predicting the future financial condition and results of operations of the combined company.

(b)	Includes the removal of transaction costs related to the acquisition of $0.3 million for the year-ended September 30, 2019, since they do not have a continuing impact.

(c)	Represents interest expense resulting from for our $150 million credit facility entered in to commensurate with the acquisition, consisting of (i) a $50 million term loan and (ii) a $100 million revolving loan, both of which are at an interest rate of 6.00%. $60 million of the revolving loan facility was utilized to fund the acquisition of Opengear. Also included in interest expense is a commitment fee on the $40 million of unutilized revolving loan at 0.3% and amortization of $2.6 million of debt issuance costs amortized over the term of the loans. The annualized effect of a 25-basis point change in interest rates would increase or decrease our interest expense by $0.3 million.

The following table is a summary of our long-term indebtedness (in thousands):

Revolving loan	$60,000
Term loan	50,000
Total loans	110,000
Less unamortized issuance costs	(2,422)
Less current maturities of long-term debt	(1,986)
Total long-term debt, net of current portion	$105,592

(d)	Adjustment to income tax provision relating to adjustment (a), (b), (c) and (k) assuming a blended U.S. federal and state income tax rate of 23.45% for the year ended September 30, 2019. The tax rate does not take into account any historical or possible future tax events that may impact the combined company.

(e)	Reflects the cash used to fund the acquisition and $1.9 million of related transaction expenses incurred in Q1 of fiscal year 2020.

(f)	Represents the elimination of the historical equity of Opengear.

(g)	Reflects the adjustment for assets not acquired or liabilities not assumed as part of the acquisition.

(h)	Reflects the adjustment to record preliminary estimate of goodwill resulting from the acquisition. The amount of goodwill in the table above differs from the amount included in the pro forma combined condensed balance sheet as of September 30, 2019 because it was prepared as of December 13, 2019, the date of acquisition.

(i)	Represents the preliminary estimate of contingent consideration in the form of earn-out payments recognized as part of the acquisition of Opengear. This preliminary estimate may differ from final amounts the Company will calculate after completing a detailed valuation analysis or after completion of the earn-out period based on actual performance of Opengear. The difference could have a significant impact on the accompanying unaudited pro forma condensed combined financial statements. These amounts also may not be useful in predicting the future financial condition and results of operations of the combined company.

(j)	Reflects the adjustment for deferred tax assets and liabilities and taxes payable resulting from the acquisition.

(k)	Reflects the adjustment to reduce interest income based on $40 million of cash used to fund the acquisition at a 1.2% annual interest rate.